Exhibit 10.62

Addendum No. 2 to Licence Agreement of 12 May 2000 between Microgy

Cogeneration Systems, Inc. and Danish Biogas Technology A/S.

This Addendum No. 2 to Licence Agreement of 12 May 2000 between the Parties (“Licence Agreement”) is entered into on this 7th day of March, 2005 between Microgy Cogeneration Systems, Inc. (“Microgy”), and Danish Biogas Technology A/S (“DBT”). This Addendum No. 2 is considered as supplementary to the Addendum to Licence Agreement dated 14 April 2003 (“Addendum No. 1”), and forms an integral part of the arrangements between the Parties.

1.	Terms not defined in this Addendum No. 2 shall have the meanings defined in Addendum No. 1 and the Licence Agreement.

2.	The Parties acknowledge that the provisions contained in the Licence Agreement and Addendum No. 1 governing the duties to be performed by DBT in consideration for the Design Fee have proved to be impractical.

3.	The Parties have consequently agreed upon a schedule of procedures for tasks to be performed during the design phase of each Biogas Plant in accordance with Appendix No. 1 attached hereto (hereinafter referred to as “Design Phase”).

4.	The time schedule for completion of the stages during the Design Phase as stated in Appendix 1 is a guideline only. The Parties shall use best endeavours to be flexible during the Design Phase to accommodate the delivery schedule of the Biogas Plant, and the Parties shall agree the Design Phase schedule at the commencement of each project.

5.	The following text shall prevail over Article 3.1.2 and Article 3.1.3 in Addendum No. 1, which Articles are consequently considered replaced in their entirety:

Provide Microgy within the agreed time scale with the Design Phase information and documentation (pursuant to Appendix 1) according to Danish standards for each Biogas Plant. The project design is made on the basis of information provided by Microgy, and it is Microgy’s responsibility to ensure that the engineering and construction drawings are applicable with US regulations, and that the information and documentation provided by DBT is correctly converted from Danish standards into US standards.

6.	Article 4.1 in Addendum No. 1 is amended by deleting the words “delivery of agreed design specifications and engineering and construction drawings, as set forth in section 3.1.1 and 3.1.2, of this Addendum.” and inserting in its place “performance of the Design Phase”. It is also further agreed that the fee referred to in such Article 4.1 in Addendum No. 1 shall be the only fee to which DBT is entitled in respect of its performance of the Design Phase.

7.	It is agreed that, with respect to Appendix 1 of Addendum No. 1, Microgy shall be considered to have “initiated construction” on a project upon payment by Microgy to DBT of the fee referred to in Article 4.1 of Addendum No. 1 with respect to such project.

For and on behalf of Danish Biogas Technology A/S		For and on behalf of Microgy Cogeneration Systems, Inc.

	/s/ FRANK ROSAGER		/s/ ALBERT MORALES
Name:	Frank Rosager	Name:	Albert Morales

	/s/ COLIN BOYLES		/s/ DONALD A. LIVINGSTON
Name:	Colin Boyles	Name:	Donald A. Livingston